Exhibit 99.1

Media Contact:

Tim Sommer

               (314) 573-2571

               timothy.sommer@graybar.com

Graybar Announces Changes to Board of Directors

ST. LOUIS, December 17, 2012 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Thomas S. Gurganous will retire, effective February 1, 2013, after more than 39 years with the company.  Gurganous currently serves as Graybar’s district vice president in Richmond, Va., with responsibility for the company’s business throughout North Carolina, Virginia, Maryland and portions of South Carolina and Tennessee.  He is also a member of the Board of Directors and of its Audit Committee.  Gurganous will step down from his position as Chair of the Audit Committee on January 1, 2013 and from his role as a member of the Board on February 1, 2013.

Graybar also announced that David G. Maxwell has been elected to its Board of Directors, effective January 1, 2013.  Maxwell joined the company in 1985 and is currently district vice president in California, a position he has held since 2003.

“On behalf of Graybar's employees, shareholders and Board of Directors, we thank Tommy Gurganous for his many contributions to the company.  He is a remarkable leader who has earned the respect and admiration of our entire organization, and we wish him all the best in retirement," said Kathleen M. Mazzarella, Graybar's president and chief executive officer. "We are also pleased to elect Dave Maxwell to the Board of Directors.  Throughout his career, Dave has worked in finance, marketing, global sales and business management, all of which give him the experience and knowledge to serve in this very important role.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com  or call 1-800-GRAYBAR.

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